EXHIBIT 99.1
                           SJW CORP.  ANNOUNCES
                      THIRD QUARTER FINANCIAL RESULTS

             Board Declares Quarterly Dividend on Common Stock

     SAN JOSE, CA, October 28, 2009 - SJW Corp. (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2009. Operating revenue was $69.3 million versus $69.5 million for the same period in 2008. The decrease of approximately $200,000 primarily reflects a decrease of $3.2 million resulting from declining customer water usage, as well as $881,000 in lower revenue from real estate operations due to a tenant vacancy in the real estate portfolio. The revenue decreases were partially offset by cumulative rate increases of $3.5 million and revenue from new customers of $372,000.

     Net income was $8.0 million for the third quarter, compared to $8.3 million in the same period of 2008. Diluted earnings per share were $0.43, compared to $0.44 per share for the third quarter in 2008.

     Water production costs for the third quarter of 2009 were $28.6 million versus $30.8 million for the same period in 2008. The decline in water production costs of $2.2 million reflects $1.6 million in lower customer water usage and $1.0 million in savings due to greater surface water supply, offset by $426,000 in higher per unit costs for purchased water and groundwater extraction charges.

     Non-water production costs for the third quarter of 2009 were $23.3 million versus $21.7 million for the same period in 2008, an increase of $1.6 million. This was attributable to an increase of $485,000 in administrative and general expenses primarily related to pension plan expenses offset by lower transportation and legal and accounting
expenses.   In addition, there were increases of $415,000 in
depreciation and amortization expense, $354,000 in other operating expense, $254,000 in maintenance expense and $119,000 in taxes other than income taxes. Income tax expense increased $219,000 in the third quarter of 2009 to $5.7 million from $5.5 million in 2008 as a result of a higher effective tax rate in 2009.

     Year-to-date operating revenue decreased by $3.3 million to $167.5 million from $170.8 million in the first nine months of 2008. The decrease was attributable to $10.8 million in lower customer water usage and $2.0 million in lower revenue from real estate operations, partially offset by $9.0 million in cumulative rate increases and $497,000 in revenue from new customers.

     Year-to-date net income was $12.6 million, compared to $17.3 million in 2008. Earnings per basic and diluted share respectively were $0.68 and $0.67 in the first nine months of 2009, compared to $0.94 and $0.93 per basic and diluted share, respectively, for the same period in 2008.

     Year-to-date water production costs decreased to $66.1 million from $69.9 million in 2008. The $3.8 million decrease was primarily attributable to lower customer demand of $5.7 million and savings due to greater surface water supply of $1.2 million, offset by higher per unit costs for purchased water and groundwater extraction charges of $3.1 million. Non-water production costs increased $7.0 million to $69.5 million from $62.5 million. Components of the increase included $3.0 million in administrative and general expenses consisting primarily of an increase in pension plan expenses, $1.6 million in taxes other than income taxes, $1.2 million in depreciation expense, $1.1 million in other operating expenses and $70,000 in maintenance expenses. Income tax expense decreased $2.8 million year-to-date due to lower pre-tax income.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.165 per share. The dividend is payable on December 1, 2009 to shareholders of record on November 9, 2009.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                SJW Corp.
   Condensed Consolidated Statements of Income and Comprehensive Income
                               (Unaudited)
                  (in thousands, except per share data)

                                   THREE MONTHS ENDED   NINE MONTHS ENDED
                                      SEPTEMBER 30,        SEPTEMBER 30,
                                    2009       2008       2009      2008
                                ----------------------------------------
OPERATING REVENUE               $ 69,326     69,507   $167,541   170,818
OPERATING EXPENSE:
  Operation:
    Purchased water               15,174     16,390     35,564    37,562
    Power                          2,666      2,579      5,243     5,655
    Groundwater extraction charge 10,743     11,845     25,275    26,678
                                ----------------------------------------
    Total production costs        28,583     30,814     66,082    69,895

    Administrative and general     6,807      6,322     20,834    17,809
    Other                          4,697      4,343     13,221    12,095
  Maintenance                      3,550      3,296      9,682     9,612
  Taxes, other than income         1,882      1,763      6,564     4,994
  Depreciation & amortization      6,403      5,988     19,192    18,035
  Income taxes                     5,735      5,516      8,811    11,611
                                ----------------------------------------
    Total operating expense       57,657     58,042    144,386   144,051
                                ----------------------------------------
OPERATING INCOME                  11,669     11,465     23,155    26,767

Interest on long-term debt
  and other                       (3,652)    (3,208)   (10,604)   (9,514)
                                ----------------------------------------
NET INCOME                      $  8,017      8,257   $ 12,551    17,253
                                ========================================
Other comprehensive income
  (loss), net                      1,363      3,718     (4,861)      960
                                ----------------------------------------
COMPREHENSIVE INCOME            $  9,380     11,975   $  7,690    18,213
                                ========================================

Earnings per share
  -Basic                           $0.43       0.45       0.68      0.94
  -Diluted                         $0.43       0.44       0.67      0.93

Dividend per share                 $0.16       0.16       0.49      0.48

Weighted average shares outstanding
  -Basic                          18,494     18,423     18,482    18,401
  -Diluted                        18,690     18,619     18,673    18,603





                                  SJW Corp.
                    Condensed Consolidated Balance Sheets
                                 (Unaudited)
                                (in thousands)

                                             September         December
                                              30, 2009         31, 2008
                                              -------------------------
ASSETS
UTILITY PLANT:
  Land                                        $  8,502            8,134
  Depreciable plant and equipment              894,656          855,427
  Construction in progress                      16,013            7,142
  Intangible assets                             11,278            8,040
                                              -------------------------
     Total utility plant                       930,449          878,743
Less accumulated depreciation and amortization 292,215          272,562
                                              -------------------------
     Net utility plant                         638,234          606,181
                                              -------------------------
REAL ESTATE INVESTMENT:                         88,000           88,000
Less accumulated depreciation and amortization   6,769            5,511
                                              -------------------------
     Net real estate investment                 81,231           82,489
                                              -------------------------
CURRENT ASSETS:
  Cash and equivalents                           1,860            3,406
  Accounts receivable and accrued
   unbilled utility revenue                     35,396           26,329
  Prepaid expenses and other                     2,605            2,226
                                              -------------------------
    Total current assets                        39,861           31,961
                                              -------------------------
OTHER ASSETS:
  Investment in California Water Service Group  42,832           51,071
  Debt issuance costs, net
    of accumulated amortization                  3,147            3,162
  Regulatory assets                             74,000           73,778
  Other                                          1,959            2,235
                                              -------------------------
                                               121,938          130,246
                                              -------------------------
                                              $881,264          850,877
                                              =========================
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                $  9,635            9,611
  Additional paid-in capital                    21,859           20,548
  Retained earnings                            208,351          204,744
  Accumulated other comprehensive income        14,562           19,423
                                              -------------------------
    Total shareholders' equity                 254,407          254,326
  Long-term debt, less current portion         246,013          216,613
                                              -------------------------
    Total capitalization                       500,420          470,939
                                              -------------------------
CURRENT LIABILITIES:
  Line of credit                                 4,300           18,400
  Current portion of long-term debt                781              705
  Accrued groundwater extraction charge and
    purchased water                              8,291            5,256
  Purchased power                                1,511              563
  Accounts payable                               9,125            5,758
  Accrued interest                               3,951            4,567
  Other current liabilities                      9,365            8,074
                                              -------------------------
  Total current liabilities                     37,324           43,323
                                              -------------------------
DEFERRED INCOME TAXES AND CREDITS              102,194           98,713
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                       191,157          188,869
POSTRETIREMENT BENEFIT PLANS                    43,281           42,331
OTHER NONCURRENT LIABILITIES                     6,888            6,702
                                              -------------------------

                                              $881,264          850,877
                                              =========================